UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):

January 28, 2005

MET-PRO CORPORATION
(Exact name of registrant as specified in charter)

Pennsylvania	001-07763	23-1683282
(State or Other Jurisdiction of Incorporation or Organization of Registrant)	(Commission File Number)	(I.R.S. Employer Identification No.)

160 Cassell Road, P.O. Box 144 Harleysville, Pennsylvania		19438
(Address of principal executive offices)		(Zip Code)
(215) 723-6751
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2005, we amended the terms of certain stock option award agreements by accelerating the vesting of certain of the options to January 28, 2005.  The stock option agreements that we amended granted options under either our 1997 or 2001 Stock Option Plans.  All of the affected options were awarded on February 23, 2004, and all have an option exercise price of $17.145 per share. The table below presents certain additional information concerning the affected option awards and option holders.  Our stock price closed at $12.90 on January 28, 2005.

	Total number of options awarded on Feb. 23, 2004	Less - Options which vested Feb. 23, 2004	Options for which vesting was accelerated to Jan. 28, 2005
Chief Executive and the five other most highly compensated executive officers (for fiscal year ended January 31, 2004):

Raymond J. De Hont	25,000	8,333	16,667

William L. Kacin(1)	7,000	2,333	6,667

Gary J. Morgan	10,000	3,333	2,600

Paul A. Tetley	10,000	3,333	357

William F. Mersch(1)	4,000	1,333	2,357

James G. Board	4,500	1,500	2,495
	60,500	20,165	31,143

All other Directors and executive officers as a group	52,500	17,498	31,372

All other employees	4,000	1,333	2,667

Total	117,000	38,996	65,182

(1)  Not presently an executive officer of the Company.

Prior to the amendment of these stock option agreements, the options were scheduled to vest 33.33% on February 23, 2004, 33.33% on February 23, 2005, and 33.34% on February 23, 2006. Accordingly, an aggregate of 38,996 of the options covered by the above award agreements vested on the date of grant, February 23, 2004, pursuant to the original provisions of the agreements. As a result of the amendment of the stock option agreements on January 28, 2005, vesting of an additional 65,182 of the options was accelerated to January 28, 2005. Vesting of an aggregate of 12,822 of the options granted on February 23, 2004 was not accelerated, and these stock options are subject to vesting according to their terms on either February 23, 2005 or February 23, 2006.

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Met-Pro Corporation

Date: January 28, 2005	By:	/s/ Raymond J. De Hont
Raymond J. De Hont
President and Chief Executive Officer